UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 13, 2018

BlackLine, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-37924	46-3354276
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

21300 Victory Boulevard, 12th Floor

Woodland Hills, CA 91367

(Address of principal executive offices, including zip code)

(818) 223-9008

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

COO Appointment

On February 13, 2018, BlackLine, Inc. (the “Company”) appointed Marc Huffman as Chief Operating Officer of the Company, effective February 13, 2018.  Mr. Huffman, 47, previously served as President, Worldwide Sales and Distribution at NetSuite (now a business unit of Oracle) from April 2014 until February 2018.  Prior to that, Mr. Huffman served as NetSuite’s Senior Vice President of North American Verticals, Channels and APAC from 2010 to April 2014.  From 2008 to 2010, Mr. Huffman served as NetSuite’s Senior Vice President of Sales, North America.  From December 2003 to 2008, Mr. Huffman served as NetSuite’s Vice President of Sales.  Prior to joining NetSuite, Mr. Huffman served as a director of sales responsible for Canada and the central U.S. at Oracle Corporation.  Mr. Huffman holds a B.S. in business management with emphasis on marketing from California State University, Chico.   Mr. Huffman also serves on the board of directors of Channel Advisor Corporation, a provider of software-as-a-service solutions that help retailers and branded manufacturers improve their online performance.

In connection with his employment as COO, Mr. Huffman entered into an offer letter (the “Offer Letter”) with the Company, through its operating subsidiary BlackLine Systems, Inc., providing for the following terms:

Base salary: $350,000

Bonus Opportunity: Mr. Huffman will be eligible to earn an annual incentive bonus of 100% of his annual salary at target under the BlackLine Executive Bonus Plan, based on achieving performance objectives set by the compensation committee of the Company’s board of directors (the “Compensation Committee”).  For fiscal year 2018, Mr. Huffman’s bonus will be prorated based on the number of months he is employed by the Company in 2018.

Equity awards:   Mr. Huffman was granted (i) a nonstatutory stock option to purchase 200,000 shares of the Company’s common stock (the “Option”); and (ii) 200,000 restricted stock units (the “RSUs”), each under the Company’s 2016 Equity Incentive Plan (as amended from time to time) (the “Plan”), subject to the terms of this paragraph, the Plan and the form of option and restricted stock unit agreements approved by the Company’s board of directors for use under the Plan (collectively, the “Equity Documents”). The Option will have a per share exercise price equal to the fair market value of the Company’s common stock on the grant date. The Option and the RSUs will vest and become exercisable over a four-year period with 25% of the shares subject to the Option and the RSUs vesting on each of the first four anniversaries of Mr. Huffman’s first date of employment, subject to his continued employment with the Company.

Severance and Change of Control: Mr. Huffman will be entitled to participate in the Company’s Change of Control and Severance Policy (the “Policy”) under which he will be eligible to receive severance payments and benefits upon certain qualifying terminations of his employment based on his senior level position within the Company, subject to the terms and conditions of the Policy. In addition, if Mr. Huffman’s employment is terminated during the first twelve (12) months of his employment and prior to the first vesting date of the Option and RSUs for any reason other than Cause (as defined in the Offer Letter) or a Change in Control (as described in the Policy), the first vesting of the Option and the RSU will accelerate to the last day of employment.

Travel and Relocation Expenses: During the first six months of employment with the Company, Mr. Huffman will be reimbursed for the cost of housing in Los Angeles up to $3,000 per month. Mr. Huffman will also be reimbursed for travel in compliance with the Company’s travel policy.

There are no arrangements or understandings between Mr. Huffman and any other persons pursuant to which he was selected as Chief Operating Officer. There are no family relationships between Mr. Huffman and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Press Release announcing Mr. Huffman’s appointment is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated February 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackLine, Inc.

By:	/s/ Mark Partin
Name:	Mark Partin
Title:	Chief Financial Officer

Date: February 15, 2018